                                                                    Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Sizeler Property Investors, Inc.


                  We consent to the use of our report dated January 21 2002, except as to Note I, which is as of March 7, 2002, with respect to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules, incorporated herein by reference.

                                    KPMG LLP

New Orleans, Louisiana
September 12, 2002